FOR MORE INFORMATION CONTACT:

R. David Martin
Chief Financial Officer
Action Performance Companies
602-337-3636

or

Jeff Schoenborn
Burson-Marsteller
212-614-4792
jeffrey_schoenborn@nyc.bm.com

Action Performance Reports Fiscal Third Quarter 2004 Earnings

Management Reports Revenue Growth Over the Same Period Last Year,
Sustained Margins and Strengthened Distribution Network

     PHOENIX – July 28, 2004 – Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, today reported financial results for the third quarter and first nine months of fiscal 2004.

     The company reported revenues of $92.2 million for the quarter ended June 30, 2004, an increase of $4.7 million, or 5.3%, over revenues of $87.5 million for the same period last year. Action’s third quarter net income after charges discussed below totaled $3.8 million, or $0.21 per share, compared to third quarter 2003 net income of $6.3 million or $0.35 per share. Revenues for the 2004 quarter included $6.5 million from Funline acquired in September 2003. Income in 2004 included a loss of $196 thousand from the translation of foreign currency compared to a gain of $820 thousand from the currency translation in the 2003 quarter.

     On a sequential basis, the company reported a 10.2% gain in revenue and a 198% increase in net income from the second to third quarters of 2004. EBITDA and free cash flow increased on a sequential basis to $14.0 million and $9.7 million, respectively, from $9.7 million and $922 thousand in the second quarter.

     For the nine-month period, the company reported revenues of $247.0 million compared with $263.6 million for the first nine months of 2003. The company reported net income of $3.4 million or $0.18 per share for the first nine months of 2004 after deducting charges, aggregating $6.2 million in the first three quarters of the fiscal year. Net income for the nine months ended June 30, 2003, was $21.5 million or $1.18 per share.

Revenues for 2004 included $30.1 million from Funline and net income included a gain in 2004 of $377 thousand from foreign currency conversions compared to a gain of $3.1 million in 2003.

     “We’re pleased to report our second sequential increase in Action’s quarterly profit,” Action Chief Executive Officer Fred Wagenhals said. “Clearly, our company is experiencing positive momentum both financially and operationally as evidenced by these results and our recent agreement to a five-year licensing relationship with race team Hendrick Motorsports. Our contract secures all Hendrick drivers, including Jimmie Johnson and Jeff Gordon through 2011. Johnson and Gordon are currently ranked No. 1 and No. 3 respectively in the 2004 NEXTEL Cup championship standings.”

     Charges had a total impact of $0.10 on third quarter 2004 earnings per share. The charges were related to distributor receivable charge-offs, charges for Jeff Hamilton inventory write-downs, products sold with a negative margin of $0.8 million, and provisions for royalty guarantees.

     Prior to the charges affecting cost of goods sold, Action’s gross margins were 34.6% compared to 35.4% in the preceding year and 28.9% in the prior quarter. The improvement from the last quarter has resulted from improved internal controls over product pricing and the previously reported price increase. SG&A expenses approximated similar expenses from the quarter ended June 30, 2003, after adjusting for Funline SG&A expenses, which were not in the comparable 2003 period.

     In July 2004, management took steps to strengthen its long-standing distributor network and improve the quality of its accounts receivable by suspending shipments to three slow or non-paying distributors. “The measures taken this quarter were both necessary and beneficial to our company, enabling us to focus on our performing distributors,” said Wagenhals.

     Action Chief Financial Officer R. David Martin said, “While we’re pleased with Action’s second consecutive quarter of increased profit and cash flow, we’re not content with our level of achievement. While die-cast revenues increased from $38.9 million in the second quarter to $49.5 million in the third quarter, we are experiencing a slower-than-expected rebound in demand for our products. Factors impacting results included lower than expected die-cast orders, some mass retail order cancellations, softness in trackside retail, and Jeff Hamilton NBA products. However, our wholesale die-cast quarterly revenue increased 112% sequentially to $25.7 million.”

     Inventory turnover was 4.2 times at June 30, 2004 compared to 5.9 times at June 30, 2003, and 4.2 times at March 31, 2004. Without Funline, inventory turnover was 5.1 times at June 30, 2004. Inventories increased $21.7 million from June 30, 2003, primarily due to the $15.0 million of Funline that were not included in June 30, 2003, amounts, $4.7 million of increases in Jeff Hamilton and McArthur inventories, and a $2.6 million increase in in-transit inventories. Martin noted that “Funline inventories increased $1.9 million from the second quarter to accommodate the fall mass retail programs in which Funline shelf space has significantly increased. In addition, McArthur inventories reflect an increase in order backlog. Both Funline and McArthur inventories are expected to return to normal levels by September.”

     Receivable DSO’s were 49.0 days compared to 52.1 days at June 30, 2003 and 57.4 days at March 31, 2004. Receivables, including $4.2 million from Funline were $49.6 million compared to $50.1 million at June 30, 2003, and $52.8 million at March 31, 2004. This represents an actual decline of $0.5 million and a pro forma decline of $4.7 million from June 30, 2003, and a decline of $3.2 million from March 31, 2004, in spite of increases in revenues in the June quarter over each period. Receivables also declined $20.3 million from September 30, 2003.

     Cash of $53.5 million increased from $34.0 million at the end of the March 2004 quarter. The increase in cash reflects $10.8 million from the draw-down of the term loans provided under the company’s new $75 million Credit Agreement, net of transaction costs. Action will retire the remaining $29.9 million of 4.75% convertible notes on August 2, 2004.

     Martin noted that “The retirement of the 4.75% convertible notes represents a ‘watershed event’ in the company’s history. Four years ago when the notes were trading at less than 25% of their face value, there was little expectation that they would be redeemed prior to maturity. The retirement of these notes combined with our new four year $75.0 million credit facility will allow the company additional flexibility in deploying future expected cash flows, including acquisitions and common stock repurchases.”

     The company expects CAPEX in the fourth quarter to be $6.0 million, bringing total expected CAPEX for the year to $26.0 million.

     EBITDA and free cash flow for the quarter compared to the previous year and this second quarter were as follows:

	Quarter Ended
	(in thousands)
	June	March	June
	2004	2004	2003
EBITDA	$14,043	$9,689	$17,272
Free Cash Flow	$9,664	$922	$4,940

     Action supplements its consolidated financial statements under generally accepted accounting principles with free cash flow, and EBITDA both non-GAAP financial measures. Action considers EBITDA to be an important indicator of our operating margin and free cash flow an important indicator of our cash operation margin. EBITDA and free cash flow should be considered an addition to, not a substitute for, the Company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP. A reconciliation of EBITDA to GAAP reporting is attached following the unaudited consolidated financial statements. Free cash flow is defined as cash flow from operations less CAPEX.

     Order backlog at June 30, 2004 was $88.8 million compared to $79.9 million at June 30, 2003 and $88.6 million at March 31, 2004. This backlog reflects a continued softness in order size for fourth quarter die-cast programs as well as the cancellation of certain large programs the company had been developing for the last two quarters.

     Action reported distribution channel revenues as follows, in thousands:

	Third	Third
	Quarter	Quarter	YTD	YTD
	2004	2003	2004	2003
Domestic Die-Cast:
Wholesale distribution and promotion	$25,707	$31,332	$49,636	$76,509
Wholesale to mass-merchant retailers	9,389	643	40,884	19,790
Retail through collector’s catalogue club	5,701	8,277	13,750	18,861
Foreign Die-Cast – wholesale distribution and promotion	8,698	8,208	27,135	25,509

Total die-cast	49,495	48,460	131,405	140,669

Domestic Apparel and Memorabilia:
Wholesale distribution and promotion	18,465	19,892	53,148	58,344
Wholesale to mass-merchant retailers	6,745	4,046	26,462	27,505

Total apparel and memorabilia	25,210	23,938	79,610	85,849
Retail at Trackside	16,695	14,556	33,617	34,983
Royalties and Other	750	543	2,321	2,114

Net Sales	$92,150	$87,497	$246,953	$263,615

Net Sales from Business Acquired in Fiscal 2003	$6,468	$—	$30,140	$—

Certain prior period amounts have been reclassified to conform to the current year presentation.

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     Action also reported inventories as follows, in thousands:

	June 30, 2004	March 31, 2004	June 30, 2003
Die-Cast:
Motorsports Related:
United States	$8,353	$7,648	$4,646
Germany	3,710	3,683	3,398
Funline	14,965	13,034	—

Total Die-Cast	27,028	24,365	8,044

Apparel and Other:
Motorsports Related	22,651	21,507	24,647
Other	10,399	10,529	5,699

Total Apparel and Other	33,050	32,036	30,346

Total Inventories	$60,078	$56,401	$38,390

Fiscal 2004 Guidance

     Martin noted, “The third quarter again demonstrates that in this challenging retail environment the company’s revenues have clearly become difficult to accurately predict. Given this difficulty and in keeping with the practice being adopted by a growing number of companies, management will refrain from providing specific quarterly or annual revenue and earnings guidance. While we currently expect the company’s fourth quarter revenues and net income will exceed amounts from the prior year, these amounts will be less than previously anticipated.” Martin also noted that, “Fourth quarter margins should approximate the third quarter margins net of charges.”

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About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Balance Sheets
June 30, 2004 and September 30, 2003
(in thousands)

	June 30,	September 30,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$53,501	$49,462
Accounts receivable, net	49,624	69,890
Inventories	60,078	43,232
Prepaid royalties	6,830	6,540
Taxes receivable	969	—
Deferred income taxes	5,312	5,291
Prepaid expenses and other	5,547	3,161

Total Current Assets	181,861	177,576

Long-Term Assets
Property and equipment, net	63,649	62,951
Goodwill	88,278	87,448
Licenses and other intangibles, net	51,324	44,426
Other	3,389	2,357

Total Long-Term Assets	206,640	197,182

	$388,501	$374,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,716	$36,734
Accrued royalties	12,950	11,762
Accrued expenses	7,563	11,764
Taxes payable	690	3,156
Current portion of long-term debt	33,613	567

Total Current Liabilities	86,532	63,983

Long-Term Liabilities:
Long-term debt	12,809	34,425
Deferred income taxes and other	22,832	11,816

Total Long-Term Liabilities	35,641	46,241

Commitments and Contingencies
Minority Interests	2,482	2,941
Shareholders’ Equity	263,846	261,593

	$388,501	$374,758

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Three and Nine Months Ended June 30, 2004 and 2003
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	2004	2003	2004	2003
Net sales	$92,150	$87,497	$246,953	$263,615
Cost of sales	62,579	56,558	176,264	170,840

Gross profit	29,571	30,939	70,689	92,775

Operating expenses:
Selling, general and administrative	21,683	20,282	61,966	56,706
Amortization of licenses and other intangibles	990	840	2,874	2,575

Total operating expenses	22,673	21,122	64,840	59,281

Income from operations	6,898	9,817	5,849	33,494
Interest expense	(468)	(539)	(1,370)	(1,728)
Foreign currency gains and losses	(196)	820	377	3,107
Earnings from joint venture	204	—	966	—
Other income	47	289	695	514
Other expense	(252)	(305)	(954)	(992)

Income before income taxes	6,233	10,082	5,563	34,395
Income taxes	2,400	3,771	2,147	12,864

Net income	3,833	6,311	3,416	21,531
Other comprehensive income (loss)	(196)	1,047	618	2,021

Comprehensive income	$3,637	$7,358	$4,034	$23,552

Earnings Per Common Share:
Basic	$0.21	$0.35	$0.19	$1.21
Diluted	$0.21	$0.35	$0.18	$1.18
Weighted Average Shares Outstanding:
Basic	18,336	17,868	18,315	17,835
Diluted	18,606	18,291	18,619	18,228

Certain prior period amounts have been reclassified to conform to the current year presentation.

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
Nine Months Ended June 30, 2004 and 2003
(in thousands)

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,416	$21,531
Adjustments to reconcile net income to cash provided by operations-
Depreciation and amortization	22,055	19,593
Stock option tax benefits	125	594
Undistributed earnings from joint venture	(943)	—
Other	1,617	2,951
Changes in assets and liabilities, net of businesses acquired and disposed-
Accounts receivable, net	20,504	11,696
Accounts payable and accrued expenses	(4,403)	(13,230)
Income taxes receivable and payable	(3,502)	620
Inventories	(15,849)	(4,443)
Prepaid royalties and accrued royalties	805	(5,397)
Other	(4,463)	(5,932)

Net cash provided by operating activities	19,362	27,983

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(20,208)	(26,854)
Acquisition of businesses	(2,890)	(688)
Other	265	—

Net cash used in investing activities	(22,833)	(27,542)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term debt borrowings	11,700	3,001
Long-term debt repayments	(478)	(9,355)
Common stock purchases for treasury	—	(2,024)
Dividends paid — common shareholders	(2,746)	(1,605)
Dividends paid — minority interest shareholders	(1,414)	(878)
Stock option and other exercise proceeds	270	665

Net cash provided by (used in) financing activities	7,332	(10,196)

Effect of exchange rates on cash and cash equivalents	178	729

Net change in cash and cash equivalents	4,039	(9,026)
Cash and cash equivalents, beginning of period	49,462	69,585

Cash and cash equivalents, end of period	$53,501	$60,559

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Reconciliation of EBITDA to GAAP Reporting
Three and Nine Months Ended June 30, 2004 and 2003
(in thousands)

	Three Months Ended		Nine Months Ended
	2004	2003	2004	2003
Net Income	$3,833	$6,311	$3,416	$21,531
Interest Expense	468	539	1,370	1,728
Income Taxes	2,400	3,771	2,147	12,864
Depreciation and Amortization:
Depreciation — cost of sales	5,102	4,478	15,276	12,725
Depreciation — operating expenses	1,250	1,333	3,905	4,293
Amortization of licenses and other intangibles	990	840	2,874	2,575

Total depreciation and amortization	7,342	6,651	22,055	19,593

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$14,043	$17,272	$28,988	$55,716

The company supplements its consolidated financial statements under generally accepted accounting principles (GAAP) with a presentation of EBITDA, a non-GAAP financial measure. Action Performance considers EBITDA to be an important indicator of its operating margin. EBITDA should be considered an addition to, not a substitute for, the company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP.

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Calculation of Free Cash Flow
(in thousands)

	Three Months Ended
	6/30/2004	3/31/2004	6/30/2003
Cash Flow From Operating Activities	$16,429	$6,662	$11,487
Capital Expenditures, Net	(6,765)	(5,740)	(6,547)

Free Cash Flow	$9,664	$922	$4,940

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